UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2005

HOLLY ENERGY PARTNERS, L.P.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32225 (Commission File Number)	20-0833098 (I.R.S. Employer Identification Number)

100 Crescent Court, Suite 1600 Dallas, Texas (Address of principal executive offices)	75201-6927 (Zip code)

Registrant’s telephone number, including area code: (214) 871-3555

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.

     On February 11, 2005, Holly Energy Partners, L.P. (the “Partnership”), Holly Energy Finance Corp., a wholly-owned subsidiary of the Partnership (“Finance Corp.,” and together with the Partnership, the “Issuers”), and the Partnership’s wholly-owned subsidiaries (the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) pursuant to which the Issuers have agreed to sell $150,000,000 aggregate principal amount of 6 1/4% Senior Notes due 2015 (the “Notes”) in a private placement to qualified institutional buyers (the “Initial Purchasers”) pursuant to the exemptions from registration requirements of the Securities Act of 1933 (the “Act”) afforded by Section 4(2) of the Act and Rule 144A under the Act, and outside the United States in compliance with Regulation S under the Act. The closing pursuant to the Purchase Agreement and the issuance of the Notes is expected to occur on February 28, 2005, subject to customary closing conditions.

     The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Issuers and the Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities. In addition, the Purchase Agreement contemplates the execution of a registration rights agreement, pursuant to which the Issuers will agree to conduct a registered exchange offer for the Notes or cause to become effective a shelf registration statement providing for resale of the Notes. The Purchase Agreement also contemplates the execution of an escrow agreement, whereby the gross proceeds of the Notes offering will be held in an escrow account by U.S. Bank National Association, as escrow agent, for the benefit of the holders of the Notes pending the closing of the Partnership’s pending transaction with Alon USA, Inc. and certain of its wholly-owned subsidiaries pursuant to the Contribution Agreement dated January 25, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOLLY ENERGY PARTNERS, L.P.

By:	HEP Logistics Holdings, L.P. its General Partner

	By:	Holly Logistic Services, L.L.C. its General Partner

		By:	/s/ Stephen J. McDonnell

Stephen J. McDonnell Vice President & Chief Financial Officer

Date: February 17, 2005